                                 SCHEDULE PAGE

Owner:                 [John Doe]                     [35 Male]:  Age and Sex

Contract Number:       [13000000]                 [May 1, 2008]:  Contract Date

Initial Premium:       [$10,000.00]            [April 30, 2043]:  Maturity Date


Annuitant: [Jane Doe]

Joint Annuitant: [None]

Beneficiary(s): [Jane Doe]

Subsequent Premiums: Flexible

Payment Intervals: Flexible

[Maximum GIA Percentage: [5%]]

[Allocations to the Guaranteed Interest Account are limited to the Maximum GIA Percentage of each Premium Payment.]

Minimum Guaranteed Interest Rate: [2.15%] for calendar year of issue

The Minimum Guaranteed Interest Rate is the minimum rate of interest We will credit on amounts held in the Guaranteed Interest Account. This rate will never be less than the statutory required minimum interest rate under applicable state insurance law. The Minimum Guaranteed Interest Rate will be set on January 1st of each calendar year and will apply to any premium payments, transfers or renewals made during that calendar year. The Minimum Guaranteed Interest Rate will be equal to the 5 Year Constant Maturity Treasury (CMT) Rate, less 1.25%, but will never be less than 1.00% or greater than 3.00%. We will use the 5 Year CMT Rate reported by the Federal Reserve as of the last business day of November of the prior calendar year, rounded to the nearest 1/20th of one percent.

[Transfers into the GIA:

During the first Contract Year, transfers into the Guaranteed Interest Account are not permitted.

After the first Contract Year, a transfer into the Guaranteed Interest Account will not be permitted if such transfer would cause the percentage of the Contract Value in the Guaranteed Interest Account to exceed the Maximum GIA Percentage.]

Death Benefit Option: [1]


















08D612SP - 1

Owner: [John Doe]
Contract Number: [13000000]

                                SUBACCOUNT FEES

Daily Mortality and Expense Risk Fee:

           [Option 1: .002671% (Based on an annual rate of .975%)] [Option 2: .003082% (Based on an annual rate of 1.125%)]

Daily Administrative Fee: .00034% (Based on an annual rate of .125%)

                           CONTRACT FEES AND CHARGES

Premium Tax: [.000%] of each premium paid

Annual Administrative Charge: $35. Charge is waived if Contract Value exceeds $50,000.

Transfer Charge: Currently, there is no charge for transfers. However, we reserve the right to impose a Transfer Charge after the first twelve transfers made in each Contract Year, upon prior Written Notice to the Owner. Any Transfer Charge will be administered in a non-discriminatory manner. In no event, however, will such Transfer Charge exceed $20 per transaction.

Contingent Deferred Sales Charge: See Part 5 for a description of how this charge is determined.

08D612SP - 1

Owner: [John Doe]
Contract Number: [13000000]

                          PREMIUM PAYMENT ALLOCATION

[Money Market #122         100%]

08D612SP - 1